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EXHIBIT 3.121

                              AMENDED AND RESTATED

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                       700 GROVE STREET URBAN RENEWAL LLC


                  This Amended and Restated Limited Liability Company Operating Agreement (the "Agreement"), is effective as of this 19th day of March, 2004 by Toll Grove LP, a New Jersey limited partnership.

                  WHEREAS, 700 Grove Street Urban Renewal LLC (the "Company") was formed on May 30, 2002 upon the filing of the Certificate of Formation in the Office of the State Treasurer of New Jersey.

                  WHEREAS, Toll Grove LP acquired 100% of the membership interest of the Company on March 18, 2004 and now desires to amend and restate the Company's operating agreement.

                  NOW THEREFORE, Toll Grove LP, by execution of this Agreement, hereby continues the Company as a limited liability company pursuant to the New Jersey Limited Liability Company Act, as amended from time to time (the "Act"), and the New Jersey Long Term Tax Exemption Law, as amended and supplemented (the "Law"), upon the following terms and conditions:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

         "Financial Agreement" means an agreement entered into between the City of Jersey City and the Company in connection with a tax abatement granted to the Project under the Law and authorized pursuant to City Ordinance #02-082 and Ordinance #03-154, including any amendments thereto entered after the date hereof.

         "Jersey City" means the City of Jersey City.

         "Land" means that certain parcel of land more particularly described in EXHIBIT C attached hereto and made a part hereof.

         "Project" means the Land and the improvements to be built thereon and all other on-site or off-site improvements required or desired in connection with the foregoing.





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2.       NAME. The name of the limited liability company is "700 Grove Street
         Urban Renewal LLC".

3. REGISTERED OFFICE. The address of the registered office of the Company in the State of New Jersey is c/o New Jersey Corporate Services, Inc., 51 Haddonfield Road, Suite 340, Cherry Hill, New Jersey 08002.

4. REGISTERED AGENT. The name and address of the registered agent of the Company for service of process on the Company in the State of New Jersey are New Jersey Corporate Services, Inc., 51 Haddonfield Road, Suite 340, Cherry Hill, New Jersey 08002.

5. FISCAL YEAR. The fiscal year of the Company (the "fiscal year") shall end on the fiscal year end required for U.S. federal income tax purposes. Toll Grove LP is authorized to make all elections for tax or other purposes as they may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

6. PURPOSE. The purpose for which the Company is organized is to operate under the Law and to initiate and conduct projects for the redevelopment of a redevelopment area pursuant to a redevelopment plan, or projects necessary, useful or convenient for the relocation of residents displaced or to be displaced by the redevelopment of all or part of one or more redevelopment areas, or low and moderate income housing projects, and, when authorized by financial agreement with the municipality, to acquire, plan, develop, construct, alter, maintain or operate housing, senior citizen housing, business, industrial, commercial, administrative, community, health, recreational, educational or welfare projects, or any combination of two or more of these types of improvements in a single project, under such conditions as to the use, management and control as regulated pursuant to the Law.

7. SINGLE PURPOSE. So long as the Company is obligated under the Financial Agreement, it shall engage in no business other than the ownership, operation and management of the Project described in the Financial Agreement.

8. LIMITATIONS. The Company has been formed to serve a public purpose. Its operations shall be directed toward: (1) the redevelopment of redevelopment areas; and (2) the acquisition, management and operation of a project, redevelopment relocation housing project, or low and moderate income housing project under the Law. The Company shall be subject to regulation by the City of Jersey City and to a limitation on profits or dividends for so long as it remains the owner of a project subject to the Law.

9.       MEMBER.

                           (i) The mailing address of Toll Grove LP, the sole member, is set forth on EXHIBIT A attached to this Agreement.





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                           (ii) Toll Grove LP shall not transfer its interest,
         or a portion of its interest, in the Company if the transfer would violate the Law or the Financial Agreement.

10.      DESIGNATION OF MANAGERS.

                           (i) Toll Grove LP hereby agrees that the responsibility for managing the business and affairs of the Company shall be delegated to three (3) managers (each of such managers of the Company being hereinafter referred to individually as a "Manager" and collectively as the "Board") and hereby consents to the election of Robert I. Toll, Zvi Barzilay, and Joel H. Rassman as Managers of the Company. Robert I. Toll shall be designated as Chairman of the Board.

                           (ii) The Managers shall serve and continue in such office throughout the entire term of the Company unless sooner removed by written action of Toll Grove LP, by operation of law, by order or decree of any court of competent jurisdiction, or by voluntary resignation of a Manager.

                           (iii) In the event of the resignation, removal or termination for any reason whatsoever of a Manager, the written consent of Toll Grove LP shall be required to designate a new manager.

                           (iv) The Board shall in each case act by a majority of Managers in office. The Board is hereby authorized to appoint one or more officers of the Company (each, an "Officer"), including, without limitation, a President, a Secretary, one or more Vice Presidents and one or more Assistant Secretaries and Assistant Vice Presidents. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Board deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Board. The Officers shall serve at the pleasure of the Board, and the Board may remove any person as an Officer and/or appoint additional persons as Officers, as the Board deems necessary or desirable. Any person or entity dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution by such Officer. By execution hereof, Toll Grove LP hereby appoints as the initial Officers the persons specified in EXHIBIT B attached hereto, who shall hold the office set forth opposite his or her name.

11.      POWERS. The Company shall have the following powers:

               A. Subject to the limitations or prohibitions set forth in the
                  Law, engage in any lawful activities whatsoever, or which shall at any time appear conducive to or expedient either for the protection or benefit of the Company and its assets or to further the purpose of the Company; and





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               B. Subject to the limitations or prohibitions set forth in the
                  Law, lease, manage, operate and otherwise deal with the Land and the Project and all interests and other assets owned by the Company; and

               C. Subject to the limitations or prohibitions set forth in the
                  Law, to borrow money for Company purposes and as security therefore, to mortgage, pledge, hypothecate or encumber the Project or all or any part of Company property, in such amounts and upon such terms and conditions and for such uses and purposes as it deems proper, and to repay, in whole or in part, all such uses and purposes as it deems proper, and to repay, in whole or in part, all such loans out of Company funds as when Toll Grove LP shall see fit; and

               D. Subject to the limitations or prohibitions set forth in the
                  Law, to develop, or cause or permit to be developed, the Land and any part thereof, in such a manner as the Managers deem appropriate; and

               E. Subject to the limitations or prohibitions set forth in the
                  Law, to cause the execution and delivery of all agreements required by all applicable authorities that have jurisdiction over the Land or the Project; and

               F. Subject to the limitations or prohibitions set forth in the
                  Law, exercise all powers necessary to or reasonably connected with the Company's business which may be legally exercised by limited liability companies under the Act; and

               G. Subject to the limitations or prohibitions set forth in the
                  Law, engage in all activities necessary, customary, convenient or incidental to the foregoing.

12. OTHER SPECIAL PROVISIONS. (a) The Company is subject to the provisions of Section 18 of P.L. 1991, C. 431 (c. 40A:20-18), respecting the powers of Jersey City to alleviate financial difficulties of the Company or to perform actions on behalf of the Company upon a determination of a financial emergency.


13. EXCULPATION AND INDEMNIFICATION. In the event that Toll Grove LP, or any of its direct or indirect partners, directors, officers, stockholders, employees, agents, affiliates or controlling persons, including, without limitation, any Manager or Officer (collectively, the "Indemnified Persons", each, including such Member, an "Indemnified Person"), becomes involved, in any capacity, in any threatened, pending or completed, action, proceeding or investigation, in connection with any matter arising out of or relating to the Company's business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the





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         Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, "Costs"), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company's business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance, gross negligence, or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this
         Section 9 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 9 shall be limited to the Company's assets, and no Member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

14. ADMISSION. Toll Grove LP is hereby deemed admitted as the sole member of the Company upon its execution and delivery of this Agreement.

15. ALLOCATION OF PROFITS AND LOSSES. The Company's profits and losses shall be allocated to Toll Grove LP, as sole member.

16. DISTRIBUTIONS. Distributions shall be made to Toll Grove LP, as sole member.

17. LIMITED LIABILITY. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the sole member nor any affiliate, director, officer, partner or controlling person of the sole member shall be obligated personally for any such debt, obligation or liability of the Company.

18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW JERSEY, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.




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19.      AMENDMENTS. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by Toll Grove LP.


         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.


                                                 TOLL GROVE LP
                                                 SOLE MEMBER

                                                 BY:   TOLL LAND CORP. NO. 10
                                                       ITS GENERAL PARTNER


                                                 By:
                                                     --------------------------
                                                     Kenneth J. Gary
                                                     Senior Vice President


















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